Exhibit 99.1

SENT VIA FAX TO (312) 277-1801

March 26, 2009

Courtney C. Smith
Chairman, President and CEO
Specialty Underwriters’ Alliance, Inc.
222 S. Riverside Plaza, Suite 1600
Chicago, IL 60606

Dear Courtney,

Thank you for agreeing to meet with me on March 2, 2009.  I appreciate having had the opportunity to discuss a variety of matters related to Specialty Underwriters’ Alliance, Inc. (“SUA”) and Hallmark Financial Services, Inc. (“Hallmark”) with you and Scott Goodreau, SUA’s Senior Vice President and General Counsel.

During the course of our meeting you posed the question: why did Hallmark feel a need to nominate an alternative slate of directors for election at SUA’s upcoming stockholder meeting?  I responded: the Hallmark nominees are highly qualified candidates that will do a terrific job representing the interests of all SUA stockholders.  In response, you introduced the idea of arranging a meeting between me and the incumbent SUA directors so that I might access their capabilities and share my views regarding SUA with them.

I am writing to you today to formally confirm my interest in meeting with the SUA directors as you suggested.  In order to facilitate such a meeting, I commit to making myself available in person to meet with the incumbent directors at any location that is convenient for them.

I look forward to hearing from you.

Very truly yours,

/s/ Mark E. Schwarz

Mark E. Schwarz
MES/dlh

cc: Mr. Peter E. Jokiel, Executive Vice President and Chief Financial Officer, Director
cc: Mr. Robert E. Dean, Director
cc: Mr. Raymond C. Groth, Director
cc: Mr. Paul A. Philip, Director
cc: Mr. Robert H. Whitehead, Director
cc: Mr. Russell E. Zimmermann, Director

ADDITIONAL INFORMATION CONCERNING PARTICIPANTS

HALLMARK FINANCIAL SERVICES, INC. ("HALLMARK"), TOGETHER WITH THE OTHER PARTICIPANTS (AS DEFINED BELOW), HAS MADE A PRELIMINARY FILING WITH THE SECURITIES AND EXCHANGE COMMISSION ("SEC") OF A PROXY STATEMENT AND ACCOMPANYING PROXY CARD TO BE USED TO SOLICIT VOTES FOR THE ELECTION OF ITS SLATE OF DIRECTOR NOMINEES AT THE 2009 ANNUAL MEETING OF STOCKHOLDERS OF SPECIALTY UNDERWRITERS' ALLIANCE, INC. ("SUAI").

HALLMARK STRONGLY ADVISES ALL SUAI STOCKHOLDERS TO READ THE PROXY STATEMENT BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY STATEMENT IS AVAILABLE AT NO CHARGE ON THE SEC'S WEBSITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THE SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

THE PARTICIPANTS IN THE PROXY SOLICITATION ARE HALLMARK FINANCIAL SERVICES, INC., AMERICAN HALLMARK INSURANCE COMPANY OF TEXAS (“AHIC”), HALLMARK SPECIALTY INSURANCE COMPANY (“HSIC”), C. GREGORY PETERS, MARK E. PAPE AND ROBERT M. FISHMAN (COLLECTIVELY, THE “PARTICIPANTS”). INFORMATION ABOUT THE PARTICIPANTS ARE SET FORTH IN THE PROXY STATEMENT FILED BY HALLMARK WITH THE SEC. HALLMARK MAY BE DEEMED TO BENEFICIALLY OWN 1,429,615 SHARES OF COMMON STOCK OF SUAI, REPRESENTING APPROXIMATELY 9.9% OF THE OUTSTANDING SHARES OF COMMON STOCK, AS FOLLOWS: (I) 21,000 SHARES OF COMMON STOCK ARE OWNED DIRECTLY BY HALLMARK, (II) 1,308,615 SHARES OF COMMON STOCK ARE OWNED DIRECTLY BY AHIC AND (III) 100,000 SHARES OF COMMON STOCK ARE OWNED DIRECTLY BY HSIC. AS THEIR PARENT COMPANY, HALLMARK MAY BE DEEMED TO BENEFICIALLY OWN THE SHARES OF COMMON STOCK OWNED BY AHIC AND HSIC. CURRENTLY, MESSRS. PETERS, PAPE AND FISHMAN DO NOT DIRECTLY OWN ANY SECURITIES OF SUAI. AS MEMBERS OF A “GROUP” FOR THE PURPOSES OF RULE 13D-5(B)(1) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, EACH OF THE PARTICIPANTS MAY BE DEEMED TO BENEFICIALLY OWN THE 1,429,615 SHARES BENEFICIALLY OWNED BY HALLMARK. EACH OF THE PARTICIPANTS DISCLAIMS BENEFICIAL OWNERSHIP OF THE SHARES HE/IT DOES NOT DIRECTLY OWN.